EXHIBIT 10.1

DEERFIELD TRIARC CAPITAL CORP.

April 17, 2007

Jonathan W. Trutter

Deerfield & Company LLC

6250 North River Road, 8th Floor

Rosemont, IL 60018

Dear Jonathan:

In connection with a potential transaction (the “Potential Transaction”) involving Deerfield Triarc Capital Corp. (“DFR”), Deerfield & Company LLC (together with its subsidiaries, the “Company”) and the holders of membership interests in the Company, DFR has asked to discuss certain matters with you regarding the Potential Transaction and the Company (such discussions, “Evaluation Discussions”).

DFR agrees to indemnify and hold you harmless, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities (collectively, “Liabilities”), and will fully reimburse you for any and all reasonable fees, costs, expenses and disbursements (collectively, “Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, and whether or not you are a party (collectively, “Actions”) (including any and all reasonable legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of or in connection with your participation, as both an employee, officer and selling member of the Company and an officer and a director of DFR, in the Evaluation Discussions; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense that is found by a court of competent jurisdiction, in a final non-appealable judgment, to have resulted from your gross negligence or willful misconduct; and, provided, further, that, for the avoidance of doubt, so long as you act in good faith, your failure to (i) identify or raise any issue to the Special Committee of the Board of Directors of DFR (the “Special Committee”) or (ii) render your opinion to the Special Committee with respect to any matter that is not first raised by the Special Committee shall not constitute gross negligence or willful misconduct.

If any Action is commenced as to which you propose to demand indemnification hereunder, you shall notify DFR with reasonable promptness upon becoming actually aware of such Action; provided, however, that any failure by you to so notify DFR shall not relieve DFR from its obligations hereunder, except and to the extent DFR is materially prejudiced thereby. You shall have the right to retain counsel of your own choice to represent you, and DFR shall pay the Expenses of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with DFR and any counsel designated by DFR. DFR shall be liable, to the fullest extent permitted by law, for any settlement of any claim against you made with DFR’s written consent, which consent shall not be unreasonably withheld. DFR shall not, without your prior written consent, settle or compromise any claim, or permit a default or consent to the entry of any judgment, in any Action in respect of which indemnification may be sought hereunder, unless (a) such settlement, compromise or judgment (i) includes an unconditional release of you from all liability arising out of such Action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of you, and (b) DFR confirms in writing, and complies with, its indemnification obligations hereunder with respect to such settlement, compromise or judgment.

DFR acknowledges that you, by virtue of being (i) an employee, (ii) an officer and (iii) a selling member of the Company, may have certain conflicts of interest in the evaluation of, or conclusions reached, in regard to the Potential Transaction and the Evaluation Discussions. DFR further acknowledges that the Company will not permit you to (i) reveal to DFR or the Special Committee any negotiating strategies or positions of the Company of which you may have knowledge or (ii) express any view on the valuation of either DFR or the Company to the Special Committee.

If the foregoing is acceptable to you, please execute and return a copy of this letter to the undersigned and, upon its execution by all of the parties hereto, this letter (which may be executed in counterparts) shall constitute our binding agreement with respect to the subject matter hereof as of the first date written above.

Very truly yours,

DEERFIELD TRIARC CAPITAL CORP.

By: /s/ Robert Fischer
Name:	Robert Fischer
Title:	Member of the Special Committee of the Board of Directors

Acknowledged and Agreed:

/s/ Jonathan W. Trutter

Jonathan W. Trutter